Exhibit 10.9

GUARANTEE

By

Language Line Holdings LLC

in favor of

Bank of America, N.A.,

as Administrative Agent

Dated as of November 4, 2009

GUARANTEE

THIS GUARANTEE (as amended, restated, supplemented or otherwise modified from time to time, (this “Guarantee”), dated as of November 4, 2009 by Language Line Holdings LLC, a Delaware limited liability company (“Holdings”), in favor of Bank of America, N.A., in its capacity as Administrative Agent for the Lenders from time to time party to the Credit Agreement to guarantee the payment and performance of all of the Obligations of each Credit Party.

Each capitalized term used herein but not otherwise defined has the meaning assigned to such term in the Credit Agreement.

R E C I T A L S

A. Pursant to that certain credit agreement, dated as of November 4, 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Language Line, LLC, a Delaware limited liability company (“Language Line”) and Coto Acquisition LLC, a Delaware limited liability company (“Coto” and together with Language Line, the “Borrowers”), Holdings, the Subsidiary Guarantors listed on the signature pages hereto, the several lenders from time to time party hereto (the “Lenders”), Bane of America Securities LLC, Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Joint Book-Runners, Credit Suisse Securities (USA) LLC, as Syndication Agent, Morgan Stanley Senior Funding, Inc., as Documentation Agent and Bank of America, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), the Lenders have agreed to make to or for the account of the Borrowers certain Loans and to issue certain Letters of Credit for the account of the Borrowers.

B. It is contemplated that any of the Credit Parties may enter into one or more Interest Rate Agreements.

C. Holdings is, pursuant to this Guarantee, among other things, guaranteeing the obligations of the other Credit Parties under the Credit Agreement and the other Credit Documents.

D. Holdings will receive substantial benefits from the execution, delivery and performance of the Credit Documents and is therefore willing to enter into this Guarantee.

E. It is a condition to the obligations of the Lenders to make the Loans under the Credit Agreement and a condition to any Lender issuing Letters of Credit under the Credit Agreement or entering into any Interest Rate Agreement that Holdings execute and deliver this Guarantee.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agrees as follows:

Section 1. Interpretation. The rules of interpretation specified in the Credit Agreement (including subsection 1.2 thereof) shall be applicable to this Guarantee.

Section 2. Resolution of Drafting Ambiguities. Holdings acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Administrative Agent) shall not be employed in the interpretation hereof.

Section 3. Guarantee. Holdings hereby guarantees, jointly with the Subsidiary Guarantors and severally, as a primary obligor and not as a surety to each Secured Party and their respective permitted successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrowers, and all other Obligations from time to time owing to the Secured Parties by any Credit Party under any Credit Document in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). Holdings hereby agrees that if the Borrowers or any Subsidiary Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, Holdings will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(a) To the fullest extent permitted by applicable law, Holdings waives any defense based on or arising out of any defense of the Borrowers or the unenforceability of the Obligations or any part thereof from any cause, or the assertion from any cause of the liability of the Borrowers, other than the final payment in full in cash of the Obligations; provided that subsequent to the final payment in full in cash of the Obligations other than indemnity and other contingent liabilities not yet due and payable,

Holdings may additionally assert a defense arising from or in connection with the bad faith, gross negligence or willful misconduct of any Secured Party in respect of an indemnity Obligation. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency and fraudulent conveyances or transfers, reorganization or other law affecting the rights of creditors generally, if the obligations of Holdings hereunder would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability hereunder, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by Holdings, any Credit Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

(b) Holdings agrees that the Obligations may at any time and from time to time exceed the amount of the liability of Holdings hereunder without impairing the guarantee contained in this Guarantee or affecting the rights and remedies of the Administrative Agent or any Secured Party hereunder; provided that there shall be no modification or increase of the liability of Holdings hereunder due to any such excess of Obligations.

(c) The guarantee contained in this Guarantee shall remain in full force and effect until all the Obligations of the Credit Parties (other than any indemnity and other contingent obligations not yet due and payable), including the obligations of each Subsidiary Guarantor under the Subsidiary Guarantee of even date herewith, shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall have been terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrowers may be free from any Obligations.

(d) No payment made by the Borrowers, any of Holdings, any Subsidiary Guarantor, any other guarantor or any other person or received or collected by the Administrative Agent or any Secured Party from any of the Borrowers, any of Holdings, any Subsidiary Guarantor, any other guarantor or any other person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Holdings hereunder, which shall, notwithstanding any such payment (other than any payment made by Holdings in respect of the Obligations or any payment received or collected from Holdings in respect of the Obligations), remain liable for the Obligations up to the maximum liability of Holdings hereunder until the Obligations are paid in full (other than any indemnity and other contingent Obligations not yet due and payable), no Letter of Credit shall be outstanding and the Commitments are terminated.

(e) Holdings agrees that its guarantee hereunder is a guarantee of payment when due, not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any of the security held for payment of the Obligations or to any balance of any deposit account for credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrowers or any other person.

Section 4. Right of Contribution. Holdings hereby agrees that to the extent that Holdings shall have paid more than its proportionate share of the aggregate of any payment made hereunder and by any Subsidiary Guarantor under the Subsidiary Guarantee, Holdings shall be entitled to seek and receive contribution in the maximum amount permitted by law from and against any other Guarantor which has not paid its proportionate share of such payment. Holdings’ right of contribution shall be subject to the terms and conditions of all Subsidiary Guarantees, and Holdings and the Subsidiary Guarantors shall allocate among themselves, in a fair and equitable manner, such payments. The provisions of this Section 4 shall in no respect limit the obligations and liabilities of Holdings to the Administrative Agent and the Secured Parties, and Holdings shall remain jointly and severally liable to the Administrative Agent and the Secured Parties for the full amount guaranteed by Holdings hereunder.

Section 5. Right of Set-off. In addition to any rights and remedies of the Administrative Agent and each Secured Party provided by law, if an Event of Default exists and is continuing or the Loans have been accelerated, Holdings hereby irrevocably authorizes the Administrative Agent and each Secured Party at any time and from time to time, without prior notice to Holdings, any such notice being waived by Holdings to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness, credits or claims (in each case, in any currency and whether direct or indirect, absolute or contingent, matured or unmatured) at any time owing by, the Administrative Agent or such Secured Party (or any branch or agency thereof) to or for the credit or the account of Holdings against any and all Obligations then due and payable by Holdings hereunder (whether at the stated maturity, by acceleration or otherwise). Each Secured Party agrees to promptly notify Holdings and the Administrative Agent after any such set-off and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application except as provided in applicable law.

Section 6. No Subrogation; Subordination. Notwithstanding any payment made by Holdings hereunder or the set-off or application of funds of Holdings by the Administrative Agent or any Secured Party, Holdings shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Secured Party against the Borrowers or any

Subsidiary Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Secured Party for the payment of the Obligations, nor shall Holdings be entitled to seek any contribution or reimbursement from the Borrowers or any other Guarantor in respect of payments made by Holdings hereunder, until all amounts owing to the Administrative Agent and the Secured Parties by the Loan Parties on account of the Obligations (other than any indemnity and other contingent Obligations) are paid in full, and no Letter of Credit shall be outstanding. If any amount shall be paid to Holdings on account of such subrogation rights at any time when all of the Obligations (other than any indemnity and other contingent Obligations) shall not have been paid in full, such amount shall be held by Holdings in trust for the Administrative Agent and the Secured Parties, segregated from other funds of Holdings, and shall, forthwith upon receipt by Holdings, be turned over to the Administrative Agent in the exact form received by Holdings (duly indorsed by Holdings to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as is consistent with the Credit Agreement. The payment of any amounts due with respect to any Indebtedness of the Borrowers or any Subsidiary Guarantor now or hereafter owing to Holdings by reason of any payment by Holdings under its guarantee hereunder is hereby subordinated to the prior payment in full in cash of the Obligations (other than any indemnity and other contingent Obligations). Holdings agrees that it will not demand, sue for or otherwise attempt to collect any such Indebtedness of the Borrowers or any Subsidiary Guarantor to Holdings until the Obligations shall have been paid in full in cash (other than any indemnity and other contingent Obligations). If, notwithstanding the foregoing sentence. Holdings shall, prior to the indefeasible payment in full in cash of the Obligations (other than any indemnity and other contingent Obligations), collect, enforce or receive any amounts in respect of such Indebtedness, such amounts shall be collected, enforced and received by Holdings as trustee for the Secured Parties and be paid over to the Administrative Agent on account of the Obligations without affecting in any manner the liability of Holdings under the other provisions of its guarantee contained herein.

Section 7. Amendments, etc. with Respect to the Obligations. Holdings shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Subsidiary Guarantor and without notice to or further assent by any Subsidiary Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Secured Party may be rescinded by the Administrative Agent or such Secured Party and any of the Obligations continued, and the Obligations, or the liability of any other person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Secured Party, and the Credit Agreement, the other Credit Documents, any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Holdings’ obligations hereunder shall not be affected by any failure by the Administrative Agent or any Secured Party to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Guarantee or any property subject thereto.

Section 8. Guarantee Absolute and Unconditional. Holdings waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Secured Party upon the guarantee contained in this Guarantee or acceptance of the guarantee contained in this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Guarantee; and all dealings between the Borrowers and any of the other Credit Parties, on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Guarantee. Holdings waives except to the extent that any such waiver would be expressly prohibited by law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrowers or any of the other Subsidiary Guarantors with respect to the Obligations. Holdings understands and agrees that its guarantee contained herein shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Credit Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance and solely after the final payment in full in cash of the Obligations other than indemnity and other contingent liabilities not yet due and payable, a defense arising from or in connection with the bad faith, gross negligence or willful misconduct of any Secured Party in respect of an indemnity Obligation) which may at any time be available to or be asserted by any Borrower or any other person against the Administrative Agent or any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers or Holdings) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Obligations, or of Holdings under its guarantee contained herein, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against Holdings, the Administrative Agent or any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, any Subsidiary Guarantor or any other person or against any collateral security or guarantee for any Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any Subsidiary Guarantor or any other person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any Subsidiary Guarantor or any other person or any such collateral security, guarantee or right of offset, shall not relieve Holdings of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Secured Party against Holdings. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Section 9. Reinstatement. The guarantee contained herein shall continue to be effective, or be reinstated, as the case may be, if and to the extent at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrowers or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrowers or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made. Holdings agrees that it will indemnify each Secured Party on written demand (as invoiced in reasonable detail) for all reasonable costs and expenses (including reasonable fees of external counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the gross negligence, willful misconduct or bad faith of such Secured Party.

Section 10. Payments. Holdings hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in U.S. Dollars at the Administrative Agent’s office.

Section 11. Concerning the Administrative Agent.

(a) The Administrative Agent has been appointed as Administrative Agent pursuant to the Credit Agreement. The actions of the Administrative Agent hereunder are subject to the provisions of the Credit Agreement. The Administrative Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action in accordance with this Guarantee and the Credit Agreement. The Administrative Agent may resign and a successor Administrative Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent under this Guarantee, and the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under this Guarantee. After any retiring Administrative Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Guarantee only while it was the Administrative Agent.

(b) The Administrative Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Guarantee and its duties hereunder, upon advice of counsel selected by it.

(c) With respect to any of its rights and obligations as a Lender, the Administrative Agent shall have and may exercise the same rights and powers hereunder. The term “Lenders,” “Lender” or any similar terms shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity as a Lender.

(d) Holdings authorizes the Administrative Agent (on behalf of itself and the other Secured Parties) to (i) take and hold security for the payment of this Guarantee and the Obligations and exchange, enforce, waive, release any such security in accordance with the terms of the Security Agreement (ii) apply such security and direct the order or manner of sale thereof in accordance with the terms of the Credit Agreement and Security Agreement and (iii) release or substitute any one or more endorsers, other guarantors or other obligors. Payment under this Guarantee is secured by the pledges and encumbrances of Collateral pursuant to the Security Agreement in accordance with the Credit Agreement. Reference is hereby made to the Credit Agreement for a description of the Collateral pledged and the right of the respective parties to such property, to secure all the obligations of Holdings hereunder.

Section 12. Expenses. Holdings will upon demand pay to the Administrative Agent the amount of any and all reasonable out-of-pocket costs and expenses, including the reasonable out-of-pocket fees and expenses of its external counsel and the reasonable out-of-pocket fees and expenses of any agents which the Administrative Agent may incur in connection with (i) the collection of the Obligations, (ii) the enforcement and administration hereof, (iii) the exercise or enforcement of any of the rights of the Administrative Agent or any Secured Party hereunder or (iv) the failure by Holdings to perform or observe any of the provisions hereof. All amounts expended by the Administrative Agent and payable by Holdings under this Section 12 shall be due promptly upon demand therefor but in any event within 2 Business Days (together with interest thereon accruing at the rate per annum equal to the highest interest rate then payable under the Credit Agreement during the period from, and including, the date on which such funds were so expended to the date of repayment) and shall be part of the Obligations. Holdings’ obligations under this Section 12 shall survive the termination hereof and the discharge of Holdings’ other obligations under this Guarantee, the Credit Agreement, any Interest Rate Agreement and the other Credit Documents.

Section 13. Termination; Release.

(a) When all the Obligations (other than indemnity and other contingent Obligations) have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated, this Guarantee shall terminate.

(b) Notwithstanding clause (a) of this Section 13 or any term of the Credit Agreement or other Credit Document, upon the consummation of the IPO of the IPO Company and the contribution of any assets of Language Line Holdings LLC (other than the Capital Stock of the IPO Company, proceeds of the IPO and proceeds of a sale by Language Line Holdings LLC of the Capital Stock of the IPO Company pursuant to Section 8.5(j) of the Credit Agreement) to a Credit Party, this Guarantee shall terminate and be of no further force or effect.

Section 14. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by Holdings therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Administrative Agent and Holdings. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by Holdings from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Guarantee or any other Credit Document, no notice to or demand on Holdings in any case shall entitle Holdings to any other or further notice or demand in similar or other circumstances.

Section 15. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to Holdings, addressed to it at the address of the Borrowers set forth in the Credit Agreement and as to the Administrative Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 15.

Section 16. GOVERNING LAW. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 17. Severability of Provisions. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 18. Execution in Counterparts. This Guarantee and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

Section 19. Business Days. In the event any time period or any date provided in this Guarantee ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

Section 20. Relationship. The relationship of the Administrative Agent to Holdings hereunder is strictly and solely that of guarantor and secured party and nothing contained in the Credit Agreement, this Guarantee, any Interest Rate Agreement or any other document or instrument now existing and delivered in connection therewith or otherwise in connection with the Obligations is intended to create, or shall in any event or under any circumstance be construed as creating a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between the Administrative Agent and Holdings other than as lender and borrower.

Section 21. Waiver of Stay. Holdings agrees that in the event that it shall hereafter become the subject of a voluntary or involuntary proceeding under the Bankruptcy Code or that it shall otherwise be a party to any Federal or state bankruptcy, insolvency, moratorium or similar proceeding to which the provisions relating to the automatic stay under Section 362 of the Bankruptcy Code or any similar provision in any such law is applicable, then, in any such case, the Administrative Agent shall be entitled to relief from any such automatic stay as it relates to the exercise of any of the rights and remedies available to the Administrative Agent as provided in this Guarantee or in any other Credit Document.

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee to be duly executed and delivered by their duly authorized officers as of the date first above written.

LANGUAGE LINE HOLDINGS LLC
as Guarantor

By:	/s/ Michael Schmidt
	Name:	Michael Schmidt
	Title:	Chief Financial Officer

[Parent Guarantee]

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Antonikia (Toni) Thomas
	Name:	Antonikia (Toni) Thomas
	Title:	Assistant Vice President

[Parent Guarantee]